Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	October 26, 2021		Chief Financial Officer

ENCORE WIRE REPORTS THIRD QUARTER RESULTS; STRONG FREE CASH FLOW; HIGHLIGHTS SHARE REPURCHASES DURING QUARTER
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2021.
Third Quarter and YTD 2021 Highlights
•Third Quarter Earnings per diluted share of $8.51; YTD Earnings per diluted share of $19.31
•Third Quarter Net income of $175.5 million; YTD Net income of $399.8 million
•Copper volume sold increased 7.9% over third quarter of 2020; Increased 13.3% YTD over 2020 YTD levels
•Cash on hand of $294.9 million as of September 30, 2021; up from $157.9 million as of June 30, 2021
•Company repurchased 393,379 shares during the quarter
•Current Ratio of 6.09 as of September 30, 2021
•No long-term debt and revolving credit line remains untapped
Net sales for the third quarter ended September 30, 2021 were $716.3 million compared to $339.7 million for the third quarter of 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 7.9% in the third quarter of 2021 versus the third quarter of 2020.
Gross profit percentage for the third quarter of 2021 was 37.8% compared to 15.7% in the third quarter of 2020. The average selling price of wire per copper pound sold increased 95.5% in the third quarter of 2021 versus the third quarter of 2020, while the average cost of copper per pound purchased increased 48.0%. Net income for the third quarter of 2021 was $175.5 million versus $21.0 million in the third quarter of 2020. Fully diluted net earnings per common share were $8.51 in the third quarter of 2021 versus $1.02 in the third quarter of 2020.
Net sales for the nine months ended September 30, 2021 were $1.905 billion compared to $896.1 million for the nine months ended September 30, 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 13.3% in the nine months ended September 30, 2021 versus the nine months ended September 30, 2020.
Gross profit percentage for the nine months ended September 30, 2021 was 33.2% compared to 15.1% for the nine months ended September 30, 2020. The average selling price of wire per copper pound sold increased 91.0% in the nine months ended September 30, 2021 versus the nine months ended September 30, 2020, while the average cost of copper per pound purchased increased 55.6% for the same period comparison. Net income for the nine months ended September 30, 2021 was $399.8 million versus $52.0 million in the nine months ended September 30, 2020. Fully diluted net earnings per common share were $19.31 in the nine months ended September 30, 2021 versus $2.51 in the nine months ended September 30, 2020.
Aluminum wire represented 9.1% and 7.5%, respectively, of our net sales in the quarter and nine months ended September 30, 2021. Aluminum wire volumes have increased for both the quarter and nine-months ended September 30, 2021 compared to the comparative periods in the prior year.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The results in the third quarter ended September 30, 2021 further attest to the strength of our one-campus, vertically-integrated, low-cost business model, which has proven successful since inception and is thriving under current market conditions. We remain focused and nimble, adapting to changing customer needs and fluid market dynamics. Throughout the third quarter of 2021, sales prices and margins remained strong as we successfully navigated raw material price volatility and availability challenges. Our steady, enduring relationships with suppliers and vendors positioned us favorably in the market, allowing us to maintain our overall low-cost structure. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes shipped on a quarter and year-to-date basis over 2020 levels.
Copper unit volumes increased 7.9% on a comparative quarter basis and 13.3% on a year-to-date basis. Comex copper prices remained fairly stable throughout the third quarter before pulling back slightly to end the quarter. However, all other raw material costs continued to rise during the quarter. This upward volatility positively impacted and supported current market spreads. Copper spreads increased 181.1% on a comparative quarter basis and 155.1% on a year-to-date basis.
We continue to believe Encore Wire remains well positioned to capture market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $294.9 million in cash at the end of the quarter. In addition, we repurchased 393,379 shares in the open market and declared a $0.02 cash dividend during the quarter.
Our two-phased expansion plan announced last year remains on schedule. The new service center opened in mid-May and is fully operational today. Phase two, which is focused on repurposing our now vacated distribution center to expand manufacturing capacity and extend our market reach, is on schedule for an early 2022 opening.
As announced in July 2021, current market conditions have afforded us the opportunity to accelerate our capital expenditure plans and incrementally invest across our campus. We believe these investments will broaden our position as a low-cost manufacturer in the sector and further increase manufacturing capacity to accelerate growth. The incremental spending in 2021 through 2023 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency. Capital expenditures are now expected to range from $115 - $125 million in 2021, $150 - $170 million in 2022, and $120 - $140 million in 2023. We expect to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the third quarter results on Wednesday, October 27, 2021, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Chief Financial Officer. To participate in the call, the dial-in number is 800-447-0521, and the confirmation number is 50237127. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the

Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2020 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2021	2020	2021	2020
Net Income	$175,538	$21,012	$399,780	$51,967
Income Tax Expense	51,464	6,136	116,840	15,561
Interest Expense	103	61	288	179
Depreciation and Amortization	6,177	4,993	17,154	14,314
EBITDA	$233,282	$32,202	$534,062	$82,021

Encore Wire Corporation
Balance Sheets
(In Thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$294,860	$183,123
Accounts Receivables, net	536,178	275,781
Inventories, net	90,727	92,322
Prepaid Expenses and Other	4,146	3,907
Total Current Assets	925,911	555,133
Property, Plant and Equipment, net	466,868	410,768
Other Assets	602	553
Total Assets	$1,393,381	$966,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade Accounts Payable	$67,475	$56,726
Accrued Liabilities and Other	84,555	36,866
Total Current Liabilities	152,030	93,592
Long-Term Liabilities
Deferred Income Taxes and Other	34,476	35,133
Total Long-Term Liabilities	34,476	35,133
Total Liabilities	186,506	128,725
Stockholders’ Equity
Common Stock	271	270
Additional Paid-in Capital	71,217	67,885
Treasury Stock, at cost	(144,450)	(111,718)
Retained Earnings	1,279,837	881,292
Total Stockholders’ Equity	1,206,875	837,729
Total Liabilities and Stockholders’ Equity	$1,393,381	$966,454

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	(Unaudited)				(Unaudited)

Net Sales	$716,320	100.0%	$339,700	100.0%	$1,904,869	100.0%	$896,125	100.0%
Cost of Goods Sold	445,554	62.2%	286,241	84.3%	1,272,256	66.8%	760,393	84.9%
Gross Profit	270,766	37.8%	53,459	15.7%	632,613	33.2%	135,732	15.1%

Selling, General and Administrative Expenses	43,816	6.1%	26,350	7.8%	116,109	6.1%	69,394	7.7%
Operating Income	226,950	31.7%	27,109	8.0%	516,504	27.1%	66,338	7.4%

Net Interest & Other Income	52	—%	39	—%	116	—%	1,190	0.1%
Income before Income Taxes	227,002	31.7%	27,148	8.0%	516,620	27.1%	67,528	7.5%

Provision for Income Taxes	51,464	7.2%	6,136	1.8%	116,840	6.1%	15,561	1.7%
Net Income	$175,538	24.5%	$21,012	6.2%	$399,780	21.0%	$51,967	5.8%

Basic Earnings Per Share	$8.60		$1.02		$19.48		$2.52
Diluted Earnings Per Share	$8.51		$1.02		$19.31		$2.51
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,421		20,548		20,523		20,613
Diluted	20,629		20,602		20,703		20,664
Cash Dividends Declared per Share	$0.02		$0.02		$0.06		$0.06